Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-290963) and Form S-8 (No. 333-287139) of SEALSQ Corp (the Company) of our report dated March 31, 2026, relating to the consolidated financial statements which appear in this Annual Report on Form 20-F.

Zurich, Switzerland, March 31, 2026

BDO Ltd

/s/ Nigel Le Masurier	/s/ Thomas de Ferrars
Nigel Le Masurier	ppa. Thomas de Ferrars